EXHIBIT 3(i).1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SOLANBRIDGE GROUP, INC.

The undersigned hereby adopts as its chartering document these Amended and Restated Articles of Incorporation.

ARTICLE I

The name of the corporation is “SOLANBRIDGE GROUP, INC.".

ARTICLE II

2.1.     Authorized Capital

The total number of shares that this corporation is authorized to issue is120,000,000, consisting of 100,000,000 shares of Common Stock having a par valueof $0.001 per share and 20,000,000 shares of Preferred Stock having a par valueof $0.001 per share.  The Common Stock is subject to the rights and preferencesof the Preferred Stock as set forth below.

2.2.     Issuance of Preferred Stock by Class and in Series

The Preferred Stock may be issued from time to time in one or more classes and one or more series within such classes in any manner permitted by law and the provisions of these Articles of Incorporation, as determined from time totime by the Board of Directors and stated in the resolution or resolutionsproviding for its issuance, prior to the issuance of any shares.The Board ofDirectors shall have the authority to fix and determine and to amend thedesignation, preferences, limitations and relative rights of theshares(including, without limitation, such matters as dividends,redemption,liquidation, conversion and voting) of any class or series that is whollyunissued or to be established.  Unless otherwisespecifically provided in theresolution establishing any class or series, the Board of Directors shallfurther have the authority, after the issuance of shares of a classor series whose number it has designated, to amend the resolution establishingsuch class or series to decrease the number of shares of that class or series,but not below the number of shares of such class or series then outstanding.

ARTICLE III

The purposes for which the corporation is organized are to engage in anyactivity or business not in conflict with the laws of the State of Nevada or ofthe United States of America, and without limiting the generality of theforegoing, specifically:

3.1     Omnibus.

To have to exercise all the powers now or hereafter conferred by the lawsof the State of Nevada upon corporations organized pursuant to the laws underwhich the corporation is organized ("applicable corporate law") and any andall acts amendatory thereof and  supplemental thereto.

3.2. Carrying On Business Outside State.

To conduct and carry on its business or any branch thereof in any state orterritory of the United States or in any foreign country in conformity with thelaws of such state, territory, or foreign country, and to have and maintain inany state, territory, or foreign country a business office, plant, store orother facility.

3.3. Purposes To Be Construed As Powers.

The purposes specified herein shall be construed both as purposes andpowers and shall be in no way limited or restricted by reference to, orinference from, the terms of any other clause in this or any other article, butthe purposes and powers specified in each of the clauses herein shall beregarded  as independent purposes and powers, and the enumeration of specificpurposes and powers shall not be construed to limit or restrict in any mannerthe meaning of general terms or of the general powers of the corporation; norshall the expression of one thing be deemed to exclude another, although it beof like nature not expressed.

ARTICLE IV

Except as may be authorized pursuant to Section 2.2 of Article II, nopreemptive rights shall exist with respect to shares of stock or securitiesconvertible into shares of stock of this corporation.

ARTICLE V

The right to cumulate votes in the election of Directors shall not existwith respect to shares of stock of this corporation.

ARTICLE VI

6.1.     Number of Directors

The Board of Directors shall be composed of not less than one nor more thansix Directors.  Except with respect to the initial Director, thespecific numberof Directors shall be set by resolution of the Board of Directors or, if theDirectors in office constitute fewer than a quorum of the Board of Directors, bythe affirmative vote of a majority of all the Directors in office.  The numberof Directors of this corporation may be increased or decreased from time to timein the manner provided herein, but no decrease in the number of Directors shallhave the effect of shortening the term of any incumbent Director.

6.2.     Classification of Directors

The Directors shall be divided into three classes, with each class to be asnearly equal in number as possible, as specified by resolution of the Board ofDirectors or, if the Directors in office constitute fewer than a quorum of theBoard of Directors, by the affirmative vote of a majority of all the Directorsin office. The term of office of Directors of the first class shall expire atthe first annual meeting of stockholders after their election.  The term ofoffice of Directors of the second class shall expire at the second annualmeeting after their election.  The term of office of Directors of the thirdclass shall expire at the third annual meeting after their election.  At eachannual meeting after such classification, a number of Directors equal to thenumber of the class whose term expires at the time of such meeting shall beelected to hold office until the third succeeding annual meeting.  Absent his orher death, resignation or removal, a Director shall continue to serve despitethe expiration of the Director's term until his or her successor shall have been elected and qualified or until there is a decrease in the number ofDirectors.

6.3.     Removal of Directors

The stockholders may remove one or more Directors with or without cause,but only at a special meeting called for the purpose of removing the Director orDirectors, and the meeting notice must state that the purpose, or one of thepurposes, of the meeting is removal of the Director or Directors.

6.4.     Vacancies on Board of Directors

If a vacancy occurs on the Board of Directors, including a vacancyresulting from an increase in the number of Directors, the Board of Directorsmay fill the vacancy, or, if the Directors in office constitute fewer than aquorum of the Board of Directors, they may fill the vacancy by the affirmativevote of a majority of all the Directors in office.  The stockholders may fill avacancy only if there are no Directors in office.

ARTICLE VII

This corporation reserves the right to amend or repeal any of theprovisions contained in these Articles of Incorporation in any manner now orhereafter permitted by the applicable corporate law, and the rights of thestockholders of this corporation are granted subject to this reservation.

ARTICLE VIII

The Board of Directors shall have the power to adopt, amend or repeal theBylaws of this corporation, subject to the power of the stockholders to amend orrepeal such Bylaws.  The stockholders shall also have the power to amend orrepeal the Bylaws of this corporation and to adopt new Bylaws.

ARTICLE IX

9.1.     Stockholder Actions

Subject to any limitations imposed by applicable securities laws, anyaction required or permitted to be taken at a stockholders meeting may be takenwithout a meeting, without prior notice and without a vote, if a consent orconsents in writing, setting forth the action so taken, shall be signed by theholders of outstanding stock having not less than the minimum number of votesthat would be necessary to authorize or take such action at a meeting at whichall shares entitled to vote thereon were present and voted.

9.2.     Number of Votes Necessary to Approve Actions

Whenever applicable corporate law permits a corporation's articles ofincorporation to specify that a lesser number of shares than wouldotherwise berequired shall suffice to approve an action by stockholders, these Articles ofIncorporation hereby specify that the number of shares required to approve suchan action shall be such lesser number.

9.3.     Special Meetings of Stockholders

So long as this corporation is a public company, special meetings of thestockholders of the corporation for any purpose may be called at any time by theBoard of Directors or, if the Directors in office constitute fewer than a quorumof the Board of Directors, by the affirmative vote of a majority of all theDirectors in office, but such special meetings may not be called by any otherperson or persons.

9.4.     Quorum for Meetings of Stockholders.

Except with respect to any greater requirement contained in these Articlesof Incorporation or the applicable corporate law, one-third of the votesentitled to be cast on a matter by the holders of shares that, pursuant to theArticles of Incorporation or the applicable corporate law, are entitled to voteand be counted collectively upon such matter, represented in person or by proxy,shall constitute a quorum of such shares at a meeting of stockholders.

ARTICLE X

To the full extent that applicable corporate law, as it exists on the datehereof or may hereafter be amended, permits the limitation or elimination of thepersonal liability of Directors, a Director of this corporation shall not beliable to this corporation or itsstockholders for monetary damages for conductas a Director.  Any  amendments to or repeal of this Article X shall notadversely affect any right or protection of a Director of this corporation foror with respect to any acts or omissions of such Director occurring prior tosuch amendment or repeal.

ARTICLE XI

11.1.     Indemnification.

The corporation shall indemnify its directors to the full extent permittedby applicable corporate law now or hereafter in force.However, such indemnityshall not apply if the director did not (a) act in good faith and in a mannerthe director reasonably believed to be in or not opposed to the best interestsof the corporation, and (b) with respect to any criminal action or proceeding,have reasonable cause to believe the director's conduct was unlawful.  Thecorporation shall advance expenses for such persons pursuant to the terms setforth in the Bylaws, or in a separate Board resolution or contract.

11.2.     Authorization.

The Board of Directors may take such action as is necessary to carry outthese indemnification and expense advancement provisions.  It is expresslyempowered to adopt, approve, and amend from time to time such Bylaws,resolutions, contracts, or further indemnification and expense advancementarrangements as may be permitted by law, implementing these provisions.  SuchBylaws,resolutions, contracts or further arrangements shall include but not belimited to implementing the manner in which determinations as to any indemnityor advancement of expenses shall be made.

11.3.     Effect of Amendment.

No amendment or repeal of this Article shall apply to or have any effect onany right to indemnification provided hereunder with respect to acts oromissions occurring prior to such amendment or repeal.

ARTICLE XII

This Amended and Restated Articles of Incorporation shall become effectiveupon filing.

IN WITNESS WHEREOF, the undersigned, President of thecorporation, for thepurpose of amending and restating Articles of Incorporation ofSolanbridge Group, Inc., hereby makes, files and records this Amended and RestatedArticles of Incorporation and certifies that it is the act and deed of thecorporation and that the facts stated herein are true.

/s/ Charles R. Shirley	January 13, 2011
Charles R Shirley, Chief Executive Officer	Date